Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of ADA-ES, Inc. and subsidiaries of our report dated March 26, 2007 relating to our audit of the consolidated financial statements of ADA-ES, Inc. and subsidiaries for the years ended December 31, 2006 and 2005, which appear in the Annual Report on Form 10-K of ADA-ES, Inc. and subsidiaries for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado

December 22, 2008